                                                                    Exhibit 10.5

                                AMENDMENT TO THE
                       STOCK INVESTMENT SUPPLEMENTAL PLAN


      WHEREAS, this Board has previously adopted the Marsh & McLennan Companies Stock Investment Supplemental Plan (the "Supplemental Plan") to provide benefits to certain employees of this Corporation and its subsidiaries who would have their benefits and contributions under the Marsh & McLennan Companies Stock Investment Plan (the "Stock Investment Plan") limited by certain provisions of the Internal Revenue Code of 1986, as amended; and

      WHEREAS, the Supplemental Plan was previously amended to provide a diversification election comparable to that offered to eligible employees under the Stock Investment Plan and this Board now deems it advisable to limit the scope of such diversification.

      NOW, THEREFORE, BE IT RESOLVED, that the Supplemental Plan is hereby amended to provide that, effective January 1, 2000 to the extent participant account balances are deemed invested in shares of this Corporation's common stock as of January 1, 2000 and thereafter such common stock shall not be eligible for diversification; and further

      RESOLVED, that the proper officers of this Corporation are hereby authorized and empowered to amend and restate the Supplemental Plan in any and all respects as they, upon advice of counsel, may deem necessary or appropriate to implement the foregoing resolution; and further

      RESOLVED, that the proper officers of this Corporation are hereby authorized and empowered to take all other steps and to execute and deliver all other instruments and documents as may be necessary or appropriate to carry out the intent and purpose of the foregoing resolutions.

Effective:  January 1, 2000